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                                                                   Exhibit 10.10

                     [LETTERHEAD OF HEIDRICK & STRUGGLES]

                                                            January 30, 2001


Mr. David C. Anderson
10048 Hollow Way
Dallas, TX  75229

Dear David:

This letter will serve as a first amendment to and restatement of your May 28, 1992, employment agreement between you and Heidrick & Struggles, Inc.

We are pleased to confirm your continued employment with Heidrick & Struggles, Inc. and want to set forth our understanding as follows:

1. During the period between January 1, 2001, and December 31, 2002, you will continue to be employed with our Company (based in Dallas, Texas) as President and Chief Executive Officer, Heidrick & Struggles Executive Search Division, and be responsible for the general management of the affairs of the Executive Search Division. You will report to the Chairman and President - Chief Executive Officer of Heidrick & Struggles International, Inc.

     Effective January 1, 2001, your monthly base salary shall be $50,000.00 (which is $600,000.00 annually). Thereafter, your base salary will be reviewed on at least an annual basis for possible merit increases.

2. Effective for the calendar years 2001 and 2002 you will have the opportunity to receive a performance-based incentive bonus which will be determined by the Compensation Committee of the Board of Directors consistent with our Annual Incentive Program then in effect for Senior Management.

     The bonus component of your compensation will be paid on normal bonus payment dates which are currently in December and the following March. Your total compensation may include participation in our GlobalShare Program, so that your bonus may be partially paid in equity in accordance with our GlobalShare Program.

     You will also be eligible to receive stock options and/or other equity grants as may be determined by the Compensation Committee.
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Mr. David C. Anderson
January 30, 2001
Page 2

3. You will continue to be eligible to participate in our benefit programs in accordance with the programs' written terms as set forth in plan documents. Copies of the booklets and Summary Plan Descriptions describing our group health, life/AD&D insurance, long-term disability, time-off benefits such as vacation, paid holidays, paid sick time, short-term disability salary continuation, the Flexible Spending Account and Heidrick & Struggles,
     Inc. 401(k) Profit-Sharing and Retirement Plan have already been provided to you.

4. Our benefit programs, and policies are reviewed from time to time by the Company's management, and our programs and policies may be modified, amended or completely terminated at any time.

5. You are authorized to incur reasonable expenses in carrying out your duties and responsibilities under this Agreement, and the Company shall promptly reimburse you for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

6. We may terminate your employment at any time for "Cause." "Cause" shall mean:

     (i) the embezzlement or misappropriation of funds or property of the Company or its affiliates by you, the conviction of, or the entrance of a plea of guilty or nolo contendere by, you to a felony which has the potential to have a negative impact upon the Company's reputation or otherwise bring the Company, any of its affiliates, or the CEO into disrepute, or the termination of your employment with the Company pursuant to the Company's Harassment Policy; or gross neglect or willful misconduct by you in carrying out your duties under this Agreement, resulting, in either case, in material economic harm to the Company or its affiliates; or

     (ii) breach by you of any of the provisions of this Agreement.

     In the event your employment is terminated by us for "Cause," we shall pay you your final paycheck for services through the date of termination and for accrued and unused vacation credits and all outstanding options shall be forfeited. Such payments shall fulfill the Company's entire obligation to you arising from such termination and you shall not be entitled to receive any other payment arising from or respecting your employment or its termination except for payments to you of any benefits under the written terms and conditions of written benefit plan documents.

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Mr. David C. Anderson
January 30, 2001
Page 3

7. If the Company terminates your employment other than for "Cause," as defined in this Agreement, or in the event there is a Constructive Termination Without Cause as defined in this Agreement, at any time on or before December 31, 2002, we shall pay you your (a) base salary through the date of termination to the extent not theretofore paid; (b) a lump sum amount equal to the product of one (1) times your base salary in effect on the date of termination payable promptly following the date of termination; and (c) a lump sum amount equal to one (1) times the higher of (1) your cash bonus for the prior year or (2) the average of cash bonuses for the prior three years, payable promptly following the date of termination. In addition, all outstanding options or equity instruments shall immediately become exercisable and shall remain exercisable for the remainder of their originally scheduled terms.

     "Constructive Termination Without Cause" shall mean termination of your employment at your initiative within 30 days following the occurrence of any of the following events without your consent:

     (i) a reduction in your then current base salary or target bonus opportunity;

     (ii) a reduction in the aggregate value of the benefits provided to you under the Company's medical, health, accident, disability, life insurance, thrift and retirement plans, other than any reduction that occurs as a result of a modification or termination of such plans and programs which affects all participants in such plans or programs;

     (iii)  your removal from the position described in Section 1 above;

     (iv) a material diminution in your duties as described in Section 1 above; or

     (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

     Following written notice from you of any of the events described above, the Company shall have 30 calendar days in which to cure. If the Company fails to cure, your termination shall become effective on the 31st calendar day following the written notice.

8. If you voluntarily terminate your employment, we will pay you your base salary through the date of the termination; and all outstanding options which are not then exercisable shall be forfeited; exercisable options shall remain exercisable until the earlier of the 30th day after the date of termination or the originally scheduled expiration date of the options unless the Compensation Committee determines otherwise.
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Mr. David C. Anderson
January 30, 2001
Page 4

9. In the event that your employment is terminated due to your death or disability, you or your estate or your beneficiaries, as the case may be, shall be entitled to: (a) receive your base salary through the date of termination, to the extent not theretofore paid; (b) a "Pro Rata" annual incentive award for the calendar year in which your death or disability occurs, based on the higher of (1) the cash bonus for the prior year or (2) the average of the cash bonuses for the prior three years, payable in a single installment promptly after your death; and all outstanding options or equity instruments, whether or not then exercisable, shall become exercisable and shall remain exercisable for the remainder of their originally scheduled terms.

     For purposes of this section "Pro Rata" shall mean a fraction, the numerator of which is the number of days that you were employed in the calendar year and the denominator of which shall be the number of days in the calendar year.

10. At the expiration of this Agreement, at your option and with the consent of the Board, you may have a paid leave of absence of up to six months (the "LOA Period"). The Board's consent may not be unreasonably withheld and should be given provided that the Company and its affiliates are doing well, and there is no pressing business reason to postpone or shorten the LOA Period. During the LOA Period you will receive your then current monthly base salary for each month during the LOA Period. During the LOA Period, it is our expectation and desire that you will continue to maintain business development-related activities to retain your business contacts and relationships. You will be reimbursed for your reasonable business development expenses upon receipt of the customary expense report.

11. You acknowledge that the Confidentiality Letter Agreement dated June 3, 1992 (the "Confidentiality Agreement") between you and the Company remains in full force and effect. Any breach of the Confidentiality Agreement shall constitute a material breach of this Agreement.

12. In consideration of your continued employment and the new employment terms set forth in this Agreement, you agree that you will not, at any time during the term of your employment under this Agreement and for a period of twelve months after any termination of your employment with the Company for any reason (other than death or disability), directly or indirectly, acting with others or alone, manage, operate or control, engage or become interested in as an owner (other than as an owner of less than 5% of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is a "Competitive Business" with the Company in any geographic location in which the Company conducts its business. For purposes of this Section, a business operation shall be considered a "Competitive Business" with the Company or its affiliates if such business operation provides services in the executive search business. You acknowledge that the amounts payable to you by the Company in the event of your termination of employment by the Company without Cause is intended to provide additional consideration for this noncompetition Agreement.
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Mr. David C. Anderson
January 30, 2001
Page 5


13. This Agreement, which contains our entire understanding, can be amended only in writing which is signed by you, together with any one of the Chairman, President and CEO of Heidrick & Struggles International, Inc., the Chief Legal Counsel, or the Human Resources Director of the Company. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.


To acknowledge your acceptance of this amendment and restatement please sign and return to me the enclosed copy of this letter.


                                                  Sincerely,

                                                  /s/ Patrick S. Pittard
                                                  Patrick S. Pittard


ACCEPTED:

/s/ David C. Anderson                                     February 1, 2001
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David C. Anderson                                      Date